Exhibit 99.1

Investor Contact:	Media Contact:
John M. Doyle	Cara L. Jackson
Chief Financial Officer	VP, Corporate Communications
(615) 844-2747	(615) 467-1255

IASIS HEALTHCARE SIGNS AGREEMENT TO SELL NEVADA HOSPITAL

FRANKLIN, Tennessee (November 11, 2014) – IASIS Healthcare LLC (“IASIS”) today announced the signing of a definitive agreement for the sale of its North Vista Hospital, a 177-bed acute care hospital, to Prime Healthcare Services (“Prime”).

“North Vista has been part of the North Las Vegas community since 1959 and a part of the IASIS family since early 2004,” said IASIS Healthcare President and Chief Executive Officer Carl Whitmer. “As we continue to execute on both short and long term growth initiatives in our core markets and at Health Choice, our managed care solutions business, the right move for IASIS was to find a healthcare provider that desired to grow its footprint in Nevada to own and operate North Vista.”

Subject to customary closing conditions, this transaction is expected to close by year end. Terms of the agreement were not disclosed.

About IASIS Healthcare:

IASIS Healthcare, located in Franklin, Tennessee, is a leading provider and manager of high-quality, affordable healthcare services in urban and suburban markets. With total annual net revenue of approximately $2.5 billion, IASIS owns and operates 16 acute care hospitals, one behavioral health hospital, several outpatient service facilities, 137 physician clinics, and Health Choice, a provider-owned, managed care organization and insurer delivering healthcare services to over 315,000 members through multiple health plans, integrated delivery systems and managed care solutions. IASIS offers a variety of access points for convenient patient care in numerous regions across the U.S., including: Salt Lake City, Utah; Phoenix, Arizona; five cities in Texas, including Houston and San Antonio; North Las Vegas, Nevada and West Monroe, Louisiana. For more information on IASIS, please visit the Company’s Web site at www.iasishealthcare.com.

About Prime Healthcare:

Prime Healthcare is an award-winning hospital system with 29 acute care hospitals providing more than 35,000 jobs in nine states. Based in California, Prime Healthcare is committed to providing the absolute best quality hospitals possible. It has been recognized as among the “100 Top Hospitals” in the nation 27 times, among the “15 Top Health Systems” three times and is the only “10 Top Health system” West of the Mississippi. Our hospitals have been recognized by The Joint Commission as having eight among the “Top Performers on Key Quality Measures” in 2013. Prime Healthcare is dedicated to serving our patients and communities. Since 2010, our hospitals have provided more than $2 billion in charity and uncompensated care. We provide more charity care than any other hospital system in California (excluding public hospitals) and nearly double the state average. With over $800 million invested in capital improvements since 2005, we are committed to transforming all of our hospitals into award-winning centers of excellence. For more information, please visit www.primehealthcare.com.

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